Exhibit (h.7)(a)

FIRST AMENDMENT TO

DEALER AGREEMENT

BLACKSTONE ADVISORY PARTNERS L.P.

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MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Blackstone Alternative Alpha Fund II

Dated as of June 15, 2017

BLACKSTONE ADVISORY PARTNERS L.P.

(the “Distributor”)

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MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

FORM OF FIRST AMENDMENT TO DEALER AGREEMENT

June 15, 2017

MERRILL LYNCH, PIERCE,

FENNER & SMITH INCORPORATED

Brookfield Place

250 Vesey Street, 11th Floor

New York, New York 10281

Ladies and Gentlemen:

This First Amendment to Dealer Agreement (this “Amendment”), amends, effective as of June 15, 2017, the Dealer Agreement dated August 14, 2013 (the “Dealer Agreement”) between Blackstone Advisory Partners L.P. (the “Distributor”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Sub-Distribution Agent”) in connection with the offering of shares of beneficial interests in Blackstone Alternative Alpha Fund II (the “Fund”). Capitalized terms used but not defined in this Amendment shall have the meanings given them in the Dealer Agreement.

1. The first sentence of the third introductory paragraph of the Dealer Agreement shall be deleted in its entirety and replaced by the following:

In accordance with such authority, the Distributor hereby appoints MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, acting directly or through its affiliates (the “Sub-Distribution Agent”), as a non-exclusive sub-distribution agent to use reasonable efforts, consistent with its obligations under applicable law, to solicit investors to make investments in the Shares (subject to the terms of this Agreement and the Sub-Distribution Agent’s good faith judgment) and to perform such other services in accordance with the provisions set forth herein.

2. Section 1 of the Dealer Agreement shall be amended by adding the following new paragraph (u):

(u) The Fund has not engaged the Sub-Distribution Agent or any of its affiliates to provide any custodial, administrative, shareholder servicing or other ongoing services to the Fund, other than the services under this Agreement.

3. The first sentence of Section 3(c) of the Dealer Agreement shall be deleted in its entirety and replaced by the following:

It is understood that the Sub-Distribution Agent has no commitment with regard to the sale of the Shares other than to use reasonable efforts, consistent with its obligations under applicable law, and its good faith judgment in soliciting investments in the Shares.

4. Section 4 of the Dealer Agreement shall be amended by adding the following new paragraphs (m) and (n):

(m) The Distributor and its affiliates shall cause the Fund to take all steps necessary to ensure that neither the Fund, nor the Distributor or its affiliates on behalf of the Fund, shall engage the Sub-Distribution Agent or any of its affiliates to provide any custodial, administrative, shareholder servicing, transfer agent, valuation, lending, brokerage, prime brokerage or other services to the Fund for a fee, direct or indirect, either asset-based, transaction-based, or fixed, other than the services provided pursuant to this Agreement.

(n) The Sub-Distribution Agent and its affiliates shall not receive any direct or indirect compensation or benefit from the Fund, the Master Fund, the Distributor or any of its affiliates or any other person in respect of the sale of Shares to Benefit Plan Investors or the holding of Shares by Benefit Plan Investors investing through a Sub-Distribution Agent Managed Account Program. A “Benefit Plan Investor” shall mean (i) an employee benefit plan which is subject to Part 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) a plan or account which is subject to Section 4975 of the Internal Revenue Code of 1986, as amended; or (iii) an entity which is deemed to hold the “plan assets” of a plan or account described in (i) or (ii) under Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of ERISA. The restrictions contained in this Section 4(n) shall not apply to any compensation or benefit provided by any underlying fund, in which the Fund or Master Fund is invested; provided, that, none of the Fund, the Master Fund or the Distributor or any of its affiliates had any actual or constructive knowledge of such compensation or benefit.

5. Section 6(b) of the Dealer Agreement shall be amended by adding the following sentence at the end thereof:

For the avoidance of doubt, it is the intent of the parties to this Amendment, and the Distributor shall exercise commercially reasonable efforts to ensure, that the Sub-Distribution Agent and its affiliates shall receive no distribution or servicing fees, or any other compensation or benefit, direct or indirect, from the Fund, the Master Fund, the Distributor or any of its affiliates or any other person in respect of the sale of Shares to Benefit Plan Investors or the holding of Shares by Benefit Plan Investors investing through a Sub-Distribution Agent Managed Account Program.

6. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7. Except as set forth in this Amendment, all other terms of the Dealer Agreement shall continue in full force and effect.

If the foregoing is in accordance with each party’s understanding of their agreement, each party is requested to sign and return to the Distributor a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement among them — given for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged — in accordance with its terms effective at of the date first above.

BLACKSTONE ADVISORY PARTNERS L.P.

By:

Confirmed and accepted:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title: